                                                                    Exhibit (h2)

             PRICING, BOOKKEEPING AND FUND ADMINISTRATION AGREEMENT

         AGREEMENT dated as of July 1, 2002, between each investment company listed on Appendix I hereto (as the same may from time to time be amended to add one or more additional investment companies advised by an affiliate of Columbia Management Group, Inc. ("CMG") or to delete one or more of such investment companies), each of such investment companies acting severally on its own behalf and not jointly with any of such other investment companies (each of such investment companies being hereinafter referred to as the "Fund"), and Colonial Management Associates, Inc., a Massachusetts corporation ("CMA"). Each Fund may have multiple classes of shares. The Fund and CMA agree as follows:

         1. Appointment. The Fund appoints CMA as agent to perform the pricing and bookkeeping services described below for each Fund on the effective date set forth in Appendix I as amended from time to time.

         2. Services. CMA shall (i) provide fund accounting oversight of State Street Bank ("SSB") who will provide the Fund's daily fund accounting services, including the determination of timely communication to persons designated by the Fund the Fund's net asset value and offering price per share; (ii) maintain and preserve in a secure manner the accounting records of the Fund; (iii) provide fund administration, including daily prospectus, investment restrictions, and Investment Company Act of 1940 compliance review, tax and distribution management, expense budgeting, performance reporting and statistical analysis, financial reporting and board reporting; and (iv) provide disaster planning to minimize possible service interruption to the Funds.

         3. Audit, Use and Inspection. CMA shall make available on its premises during regular business hours all records of the Fund for reasonable audit, use and inspection by the Fund, its agents and any regulatory agency having authority over the Fund.

         4. Compensation. Each Fund shall pay for the services provided in the agreement the Fee set forth in appendix II.

         5. Compliance. CMA shall comply with applicable provisions relating to pricing and bookkeeping of the prospectus and statement of additional information of the Fund and applicable laws and rules, including each Fund's articles of incorporation, bylaws and policies adopted by its board of directors in the provision of services under this Agreement.

         6. Limitation of Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of CMA, or reckless disregard of its obligations and duties hereunder, CMA shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

         7. Amendments. The Fund shall submit to CMA a reasonable time in advance of filing with the Securities and Exchange Commission copies of any changes in its Registration Statements. If a change in documents or procedures materially increases the cost to CMA of performing its obligations, CMA shall be entitled to receive reasonable additional compensation.

         8. Duration and Termination, etc. This Agreement may be changed only by writing executed by each party. This Agreement: (a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Directors who are not affiliated with CMA; (b) may be terminated at any time without penalty by sixty days' written notice to either party; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed thirty days after receipt of written specification of such cause. Paragraph 6 of this Agreement shall survive termination. If the Fund designates a successor to any of CMA's obligations, CMA shall, at the expense and direction of the Fund, transfer to the successor all Fund records maintained by CMA.

         9. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CMA under this Agreement, CMA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors (other than SSB) selected by CMA subject to approval from an officer of each Fund for which the services will be provided by subcontractor, provided that CMA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. Except as otherwise provided in paragraph 4 herein, all costs and expenses associated with services provided by any such third parties shall be borne by CMA or such parties.

         10. Miscellaneous. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                     THE FUNDS LISTED ON APPENDIX I


                              JEFF B. CURTIS
                     -----------------------------------------------------------
                     By: Jeff B. Curtis
                     Title:  President


                     COLONIAL MANAGEMENT ASSOCIATES


                              JOSEPH R. PALOMBO
                     -----------------------------------------------------------
                     By: Joseph R. Palombo
                     Title: Executive Vice President and Chief Operating Officer

                                   APPENDIX I

                        Columbia Common Stock Fund, Inc.
                          Columbia Balanced Fund, Inc.
                           Columbia Growth Fund, Inc.
                       Columbia Mid Cap Growth Fund, Inc.
                      Columbia Small Cap Growth Fund, Inc.
                     Columbia Real Estate Equity Fund, Inc.
                        Columbia International Fund, Inc.
                         Columbia Technology Fund, Inc.
                     Columbia Strategic Investor Fund, Inc.
                          Columbia Daily Income Company
                   Columbia Fixed Income Securities Fund, Inc.
                       Columbia Short Term Bond Fund, Inc.
                         Columbia High Yield Fund, Inc.
                    Columbia Oregon Municipal Bond Fund, Inc.
                   Columbia National Municipal Bond Fund, Inc.
                               CMG Small Cap Fund
                             CMG Small/Mid Cap Fund
                          CMG International Stock Fund
                            CMG Strategic Equity Fund
                           CMG Enhanced 500 Index Fund
                            CMG Large Cap Growth Fund
                            CMG Large Cap Value Fund
                             CMG Mid Cap Growth Fund
                             CMG Mid Cap Value Fund
                            CMG Small Cap Growth Fund
                            CMG Small Cap Value Fund
                        CMG Emerging Markets Equity Fund
                               CMG High Yield Fund
                        CMG Fixed Income Securities Fund
                            CMG Short Term Bond Fund
                           CMG International Bond Fund
                             CMG Core Plus Bond Fund
                            CMG Government Bond Fund
                             CMG Corporate Bond Fund
                  CMG Mortgage and Asset-Backed Securities Fund


Effective Date:  October 13, 2003

                                   APPENDIX II

         For the services to be rendered under this Agreement, each Fund shall pay to CMA, on a monthly basis, a fee equal to 1/12 of .01 of 1 percent of average daily net assets of the Fund. The fee for a Fund in any year shall not be less than $25,000 or exceed $150,000. Each of the Funds of CMG Fund Trust will not be charged a Fee pursuant to this Agreement.